UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2007

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 9, 2007, i2 Technologies, Inc. (the “Company”) entered into Change in Control Severance Agreements (the “Severance Agreements”) with each of Hiten Varia and Pallab Chatterjee, two named executive officers of the Company. Pursuant to the terms of the Severance Agreements, if the officer’s service with the Company terminates as a result of an Involuntary Termination (as such term is defined in the Company’s 1995 Stock Option/Stock Issuance Plan and 2001 Non-Officer Stock Option/Stock Issuance Plan) or by constructive termination within twenty-four months of a Corporate Transaction (as such term is defined in the Company’s 1995 Stock Option/Stock Issuance Plan and 2001 Non-Officer Stock Option/Stock Issuance Plan) whereby the Company is acquired, the officer will receive a severance payment of six months of base salary and on-target bonus potential as well as certain Company-paid COBRA benefits in consideration for a release and waiver of claims against the Company and any successor company assuming the Severance Agreements. The officer will not receive such severance payment if his employment is terminated for Cause (as such term is defined in the Severance Agreements).

The summary of the Severance Agreements contained in this Item 5.02 is qualified in its entirety by reference to the Severance Agreements, copies of which are being filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K and which are incorporated by this reference into this Item 5.02 in their entirety.

ITEM 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Change in Control Severance Agreement dated March 9, 2007 between the Company and Hiten Varia.

10.2	Change in Control Severance Agreement dated March 9, 2007 between the Company and Pallab Chatterjee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 14, 2007	i2 TECHNOLOGIES, INC.

	By:	/s/ John Harvey
John Harvey
Vice President and General Counsel